Exhibit 5.1

April 9, 2019

Silk Road Medical, Inc.
1213 Innsbruck Drive
Sunnyvale, California 94089

Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Silk Road Medical, Inc. (the “Company”) with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,841,969 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), consisting of: (i) 4,057,377 Shares reserved for issuance under the 2007 Stock Plan, (ii) 1,268 Shares reserved for issuance under the 2015 Equity Incentive Plan of NeuroCo, Inc., (iii) 2,349,324 Shares reserved for issuance under the 2019 Equity Incentive Plan and (iv) 434,000 Shares reserved for issuance under the 2019 Employee Stock Purchase Plan (collectively, the “Plans”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.